Exhibit 10.21

LEASE

Between

2545 Central, LLC

and

Insmed Incorporated

SUMMARY OF BASIC LEASE TERMS

1.	Tenant: Insmed Incorporated

(a)	Tenant’s entity and jurisdiction: Delaware corporation

(b)	Tenant’s federal taxpayer identification number: 54-1972729

2.	Building Address: 5797 Central Avenue

      Boulder, CO 80301

Type: Single User

3.	Demised Premises:

(a)	Entire Building described above containing approx. Total Rentable Square Footage: 15,725+/-

(b)	Suite Number: 100

4.	Initial Lease Term:

(a)	Period: Approximately 5 years

(b)	Commencement Date: January 1, 2006

(c)	Expiration Date: December 31, 2010

5.	Basic Rent:

Rent Schedule:

January 1, 2006	to	December 31, 2006	$13,432.00 per month
January 1, 2007	to	December 31, 2007	$14,103.00 per month
January 1, 2008	to	December 31, 2008	$16,380.00 per month
January 1, 2009	to	December 31, 2009	$17,199.00 per month
January 1, 2010	to	December 31, 2010	$18,059.00 per month

6.	Additional Rent

Tenant’s Pro Rata Share (for Additional Rent): 100%.

7.	Security Deposit Amount: $13,432.00

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Landlord Initials “ILLEGIBLE”

Tenant Initials “ILLEGIBLE”

8.	Place for Payments:

2545 Central, LLC c/o Flatiron Park Company 5540 Central Avenue Boulder, CO 80301

9.	Place for Notices:

	2545 Central, LLC	copy to:	Packard & Dierking, LLC
	c/o Flatiron Park Company		2595 Canyon Blvd., Suite 200
	5540 Central Avenue		Boulder, CO 80302
	Boulder, CO 80301		Attn: David M. Packard
	Fax No.: 303-442-0265		Fax No.: 303-447-0451
	Telephone No.: 303-442-6995		Telephone No.: 303-447-0450

	Insmed Incorporated	copy to:	Insmed Incorporated
	2590 Central Avenue		4851 Lake Brook Drive
	Boulder, CO 80301		Glen Allen, VA 23060
	Fax No.:		Attn: Executive V.P. & Chief
	Telephone No.:		Operating Officer
Fax No.: 804-565-3510
Telephone No.: 804-565-3022

10.	Permitted Use(s) by Tenant: Research and development and associated lab and administrative offices.

11.	Broker(s): None

12.	Utilities: Direct

13.	Renewal Option: Tenant will have a one-time option to renew the Lease for an additional five (5) year term under the same terms and conditions as set forth in the Lease so renewed, with the rent rate (excluding Additional Rent) as set forth below in the following RENT SCHEDULE FOR RENEWAL. Such option is governed by Section 3.4 of the Lease.

RENT SCHEDULE FOR RENEWAL

January 1, 2011	to	December 31, 2011	$18,962.00 per month
January 1, 2012	to	December 31, 2012	$19,910.00 per month
January 1, 2013	to	December 31, 2013	$20,906.00 per month
January 1, 2014	to	December 31, 2014	$21,951.00 per month
January 1, 2015	to	December 31, 2015	$23,048.00 per month

ii

Landlord Initials “ILLEGIBLE”

Tenant Initials “ILLEGIBLE”

14.	Other:

a. This lease will not become effective, if at all, until the occurrence of the following conditions precedent, which conditions must be satisfied on or before the Commencement Date designated above:

1. Landlord receiving from Baxter Hemoglobin Therapeutics Inc. a sum satisfactory to Landlord for all monies due through to the Commencement Date under this Lease and the rent shortfall during the remaining term of the lease for the Demised Premises between Landlord and Baxter Hemoglobin Therapeutics Inc. which results from acceptance of this Lease.

2. Landlord and Baxter Hemoglobin Therapeutics Inc. executing an agreement releasing Baxter Hemoglobin Therapeutics Inc., Baxter International, Inc. (which entities along with Baxter International, Inc. predecessor Somatogen, Inc. are hereinafter referred to as “Baxter”) from their obligations for the Demised Premises. Any release shall be based on terms and condition satisfactory to the Landlord, in its sole discretion. If a release agreement cannot be reached between the Landlord and Baxter, then this Lease shall be null and void.

3. Tenant’s receipt of an executed Bill of Sale from Baxter in form satisfactory to Tenant conveying to Tenant the property described on Exhibit M.

4. Landlord will deliver a copy to Tenant of the environmental assessment of the Demised Premises dated November 23, 2005, and any follow-up documentation confirming the performance of activities recommended therein.

b. Landlord will, at its cost, complete the work described on the attached “Schedule 1” in reasonably diligent and workmanlike manner. Landlord may complete this work after the Commencement Date.

iii

Landlord Initials “ILLEGIBLE”

Tenant Initials “ILLEGIBLE”

i

ARTICLE 5	TAXES AND ASSESSMENTS	6
5.1	Covenant to Pay Taxes and Assessments	6
5.2	Proration at Commencement and Expiration of Term	6
5.3	Special Assessments	6
5.4	New or Additional Taxes	6
5.5	Landlord’s Sole Right to Contest Taxes	7

ARTICLE 6	INSURANCE	7
6.1	Casualty Insurance	7
6.2	Liability Insurance	7
6.3	Other Insurance	7
6.4	General Provisions Respecting Insurance	8
6.5	Cooperation in the Event of Loss	8

ARTICLE 7	UTILITY, OPERATING, MAINTENANCE AND REPAIR EXPENSES	8
7.1	Utility Charges	8
7.2	Common Facilities Charges	8
7.3	Tenant’s Maintenance Obligation	9
7.4	Landlord’s Maintenance Obligation	9

ARTICLE 8	OTHER COVENANTS OF TENANT	10
8.1	Limitation on Use by Tenant	10
8.2	Compliance with Laws	10
8.3	Compliance with Insurance Requirements	10
8.4	No Waste or Impairment of Value	10
8.5	No Overloading	10
8.6	No Nuisance, Noxious or Offensive Activity	10
8.7	No Annoying Lights, Sounds or Odors	10
8.8	No Unsightliness	11
8.9	No Animals	11
8.10	Restriction on Signs and Exterior Lighting	11
8.11	No Violation of Covenants	11
8.12	Restriction on Changes and Alterations	11
8.13	No Mechanic’s Liens	12
8.14	No Other Encumbrances	12
8.15	Subordination to Landlord Mortgages	12
8.16	Assignment or Subletting	13
8.17	Annual Financial Statements	13
8.18	Payment of Other Taxes	14
8.19	Estoppel Certificates	14
8.20	Landlord Right to Inspect and Show Premises and to Install “For Sale” Signs	14
8.21	Landlord Right to Renovate, Expand or Modify Building	14

8.22	Landlord Title to Fixtures, Improvements and Equipment	14
8.23	Removal of Tenant’s Equipment	15
8.24	Tenant Indemnification of Landlord	15
8.25	Liability of Landlord	15
8.26	Release upon Transfer by Landlord	16
8.27	Rules and Regulations	16
8.28	Monitoring Equipment	16

ARTICLE 9	ENVIRONMENTAL MATTERS	16
9.1	Definitions	16
	9.1.1 Hazardous Material	16
	9.1.2 Environmental Requirements	17
	9.1.3 Environmental Damages	17
9.2	Tenant’s Obligation to Indemnify, Defend and Hold Harmless	17
9.3	Tenant’s Obligation to Remediate	18
9.4	Notification	18
9.5	Negative Covenants	18
	9.5.1 No Hazardous Material on Demised Premises	18
	9.5.2 No Violations of Environmental Requirements	18
9.6	Landlord’s Right to Inspect and to Audit Tenant’s Records	18
9.7	Landlord’s Right to Remediate	19
9.8	Survival of Environmental Obligations	19
9.9	Environmental Certifications	19

ARTICLE 10	DAMAGE OR DESTRUCTION	19
10.1	Damage to Demised Premises	19
10.2	Options to Terminate if Damage to Demised Premises is Substantial	19
10.3	Damage to Building	20
10.4	Obligations to Repair and Restore	20
10.5	Application of Insurance Proceeds	20

ARTICLE 11	CONDEMNATION	21
11.1	Taking — Substantial Taking — Insubstantial Taking	21
11.2	Termination on Substantial Taking	21
11.3	Restoration on Insubstantial Taking	21
11.4	Right to Award	21

ARTICLE 12	DEFAULTS BY TENANT	21
12.1	Failure to Pay Rent or Other Amounts	21
12.2	Nonoccupancy of Demised Premises	21
12.3	Transfer of Interest Without Consent	22

12.4	Execution and Attachment Against	22
12.5	Bankruptcy or Related Proceedings	22
12.6	Violation of Lease Terms	22

ARTICLE 13	LANDLORD’S REMEDIES	22
13.1	13.1 Remedies Generally	22
	13.1.1 Cure by Landlord	22
	13.1.2 Termination of Lease and Damages	23
	13.1.3 Repossession and Reletting	23
	13.1.4 Waiver of Landlord Liens	24
	13.1.5 Suits by Landlord	24
	13.1.6 Recovery of Landlord Enforcement Costs	24
	13.1.7 Administrative Late Charge	24
	13.1.8 Interest on Past-Due Payments and Advances	24
	13.1.9 Landlord’s Bankruptcy	24
13.2	Remedies Cumulative	24

ARTICLE 14	SURRENDER AND HOLDING OVER	24
14.1	Surrender upon Lease	24
14.2	Holding Over	25
14.3	Restoration Obligations	25

ARTICLE 15	MISCELLANEOUS	25
15.1	No Implied Waiver	25
15.2	Survival of Provisions	26
15.3	Covenants Independent	26
15.4	Covenants as Conditions	26
15.5	Tenant’s Remedies	26
15.6	Binding Effect	26
15.7	Short Form Lease	26
15.8	Notices and Demands	26
15.9	Force Majeure	27
15.10	Time of the Essence	27
15.11	Captions for Convenience	27
15.12	Severability	27
15.13	Governing Law and Venue	27
15.14	Entire Agreement	27
15.15	No Oral Amendment or Modifications	27
15.16	Real Estate Brokers	28
15.17	Relationship of Landlord and Tenant	28
15.18	Authority of Tenant	28

LEASE

This Lease is made this 14th day of December 2005, between 2545 Central, LLC, a Colorado limited liability company (“Landlord”), whose address is c/o Flatiron Park Company, 5540 Central Avenue, Boulder, Colorado 80301, and Insmed Incorporated, a Delaware corporation (“Tenant”), whose address is 2590 Central Avenue Boulder, Colorado 80301.

ARTICLE 1

GENERAL

1.1 Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2 Exhibits and Addenda to Lease. The Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency or conflict between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control. The Attachments, Exhibits and Addenda to this Lease are:

Summary of Basic Lease Terms
Exhibit A	Legal Description of Land
Exhibit B	Location of Demised Premises within Building
Exhibit C	Notice of Non-Liability for Mechanics’ Liens
Exhibit D	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit E	Form of Sublease, Assumption and Consent Agreement
Exhibit F	Form of Assignment, Assumption and Consent Agreement
Exhibit G	Form of Estoppel Certificate
Exhibit H	Environmental Investigation
Exhibit I	Restoration Obligations
Exhibit J	Tenant’s equipment
Exhibit K	Declaration of Protective Covenants
Schedule 1	Landlord’s Work

ARTICLE 2

DEFINITIONS: DEMISE OF PREMISES

2.1 Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Demised Premises as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the same.

2.2 Demised Premises. The “Demised Premises” shall mean the space to be occupied by Tenant as depicted on Exhibit B attached hereto. The Demised Premises are the entire Building that is located on the Land, as the terms “Building” and “Land” are hereinafter defined.

2.3 Square Footage and Address. The Demised Premises contains approximately the rentable floor area set forth in the Summary of Basic Lease Terms. The address of the Demised Premises is the address set forth in the Summary of Basic Lease Terms.

2.4 Land. “Land” shall mean the parcel of real property more particularly described in Exhibit A attached hereto, as the same may be replatted, resubdivided or adjusted from time to time by Landlord; provided, however, that Landlord shall not, without Tenant’s prior written approval, replat, resubdivide or adjust the Land in any manner that materially interferes with Tenant’s use of the Demised Premises or its ability to carryout the Permitted Use.

2.5 Building. “Building” shall mean the building or buildings constructed on the Land, as the same may be expanded, remodeled, reconstructed or otherwise modified from time to time by Tenant (as permitted pursuant to this Lease) or by Landlord (with Tenant’s prior written consent, except as otherwise permitted or required pursuant to the terms of this Lease. If there is more than one building constructed on the Land, the term “Building” shall mean collectively all buildings constructed upon the Land.

2.6 Improvements. “Improvements” shall mean the Building, the Parking Area as hereinafter defined, and all other fixtures and improvements on the Land, including landscaping thereon, but notwithstanding anything to the contrary in this Lease (except as provided in Section 8.23), excluding Tenant’s Equipment, as defined below.

2.7 Property. “Property” shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements, excluding Tenant’s Equipment.

2.8 Common Facilities. “Common Facilities” shall mean all of the Property that is intended to be used by Tenant (in common with other tenants, if any), except (a) the Demised Premises and (b) the other premises in the Building leased or held for lease to other tenants, if any. Common Facilities shall include, without limitation, the Parking Area and any walks, driveways, and, if applicable, lobby areas, halls, stairs, elevators, restrooms, utility rooms, and janitorial closets designed for common use of Tenant and other users of space in the Building.

2.9 Parking Area. “Parking Area” shall mean that portion of the Land that is or is to be paved and otherwise improved or designated unimproved land for the parking of motor vehicles. Landlord shall not be responsible for any injuries to any person nor any damage to any automobile, vehicle or other property that occurs in or about the Parking Area, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees. Tenant may operate multiple work shifts in the Demised Premises, and Landlord acknowledges that Tenant and Tenant’s employees, agents, invitees and contractors may park vehicles in the Parking Area at all hours of the day. Notwithstanding the foregoing, Tenant may not park trucks or truck trailers in the Parking Area other than for short term purposes of loading and unloading.

2.10 Use of Common Facilities and Parking Area. Tenant is hereby granted the non-exclusive right and license to use, in common with other tenants in the Building, if any, the Common Facilities, as they from time to time exist, subject to the rights of Landlord reserved herein. Tenant shall not interfere, at any time, with the rights of Landlord and others entitled to use any part of the Common Facilities, and shall not store, either permanently or temporarily, any materials, supplies or equipment on the Common Facilities. Landlord shall have the right, at any time, to change, reduce or otherwise alter the Common Facilities, in its sole discretion and without compensation to Tenant; provided, however, that Landlord shall provide reasonable parking in the Parking Areas, loading areas and access to the Demised Premises to Tenant. If there are multiple tenants in the Building, Landlord shall have the right at any time to assign spaces in the Parking Area to individual tenants, in its sole discretion, provided that Landlord shall provide a reasonable number of spaces for Tenant. Landlord shall not be responsible for any injuries to any person nor any damage to any automobile, vehicle or other property that occurs in or about the Parking Area. Tenant shall not park nor permit the parking of any vehicles in the Parking Area overnight without Landlord’s prior, written permission.

2.11 Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided Tenant is not in default beyond any applicable cure period, Tenant shall have quiet and peaceable possession of the Demised Premises and such possession shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

2.12 Condition of Demised Premises. Except as otherwise provided in this Lease (or an Exhibit or Addenda hereto), Tenant covenants and agrees that, upon taking possession of the Demised Premises, Tenant shall be deemed to have accepted the Demised Premises “as is” and Tenant shall be deemed to have waived any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied, relating to the Demised Premises.

2.13 Tenant’s Equipment. “Tenant’s Equipment” shall mean all trade fixtures (whether movable or attached to the real estate), equipment, apparatus, machinery, signs, furniture, furnishings and personal property of Tenant or Tenant’s employees, agents, invitees or contractors, including, without limitation, the equipment and personal property listed on Exhibit J hereto. Notwithstanding anything to the contrary in this Lease (except Section 8.23), Landlord acknowledges and agrees that no Tenant’s Equipment shall become the property of Landlord, or shall become part of the real estate, or shall cease to be Tenant’s Equipment as a result of it being installed upon, affixed to or attached to real estate, the Land, the Building, the Demised Premises, or the Improvements.

ARTICLE 3

TERM OF LEASE

3.1 Lease Term. “Lease Term” shall mean the period of time specified in the Summary of Basic Lease Terms commencing at midnight on the Commencement Date as defined below and expiring at midnight on the Expiration Date, as specified in the Summary of Basic Lease Terms.

3.2 Commencement Date. The term “Commencement Date” shall mean the later of the Commencement Date set forth in the Summary of Basic Lease Terms.

3.3 Early Occupancy or Entry. In the event Landlord permits Tenant or its agents or contractors to occupy or enter the Demised Premises for any reason prior to the Commencement Date, and Tenant avails itself of such right, then Tenant shall be subject to all terms and provisions hereof.

3.4 Option to Renew. Subject to requirements for exercising same set forth in this Lease, Landlord hereby grants to Tenant a one-time option to renew the Lease for one (1) additional five (5) year term under the same terms and conditions as set forth herein and with the Basic Rent as set forth on the Summary of Basic Lease Terms. Tenant shall exercise such option by giving written notice of its election to exercise; provided that (i) such written election must be given on or before July 1, 2008, prior to the expiration of the then-existing Lease Term, and (ii) such written election shall be null and void in the event that Tenant, at the time of Landlord’s receipt of same, is in default beyond any applicable cure period. If Tenant does not timely provide such notice in accordance with this Section 3.4, the option shall lapse and thereafter be null and void. Upon timely exercise of such notice, the Lease shall be deemed to be extended for the additional period at the Basic Rent as set forth herein and pursuant to all other terms and conditions set forth in the Lease.

ARTICLE 4

RENT AND OTHER AMOUNTS PAYABLE

4.1 Basic Rent. Tenant covenants and agrees to pay to Landlord, without offset, deduction or abatement, basic rent for the full Lease Term in the amount specified as or calculable from Basic Rent in the Summary of Basic Lease Terms (“Basic Rent”).

4.2 Monthly Rental. Basic Rent shall be payable monthly in advance, without notice, in equal installments, together with installments of Additional Rent. Each installment of Basic Rent shall be in the amount of monthly rent specified in the rent schedule in the Summary of Basic Lease Terms (“Monthly Rental”). The first such monthly installment shall be due and payable on or before the Commencement Date and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease Term shall be prorated based on a thirty (30) day month.

4.3 Place of Payments. Basic Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in the Summary of Basic Lease Terms, or such other place as Landlord may, from time to time, designate in writing.

4.4 Lease a Net Lease and Rent Absolute. It is the intent of the parties that the Basic Rent provided in this Lease shall be a net payment to Landlord; that, except as otherwise expressly provided herein, the Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Demised Premises, including any damage or destruction affecting the Demised Premises, and any action by governmental authority relating to or affecting the Demised Premises; that the Basic Rent shall be absolutely payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Demised Premises or provide any services or do any act in connection with the Demised Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Basic Rent, Additional Rent to cover costs and expenses relating to the Demised Premises, the Common Facilities, and the Property, all as hereinafter provided.

4.5 Additional Rent. Tenant covenants and agrees to pay directly to third parties or as Additional Rent, as applicable, all costs and expenses relating to the Demised Premises including utilities, maintenance and repair thereof; Tenant’s Pro Rata Share of all costs and expenses relating to the Common Facilities, pursuant to Section 7.2 hereof; Tenant’s Pro Rata Share of all Taxes and Assessments (hereinafter defined) and costs and expenses of Casualty Insurance (hereinafter defined); all costs and expenses of Liability Insurance (hereinafter defined) and other insurance described in Section 6.3 below; and all other costs and expenses that Tenant is obligated to pay under this Lease; except that Tenant is not obligated to pay sums expressly allocated to Landlord under other provisions of this Lease.

4.6 Tenant’s Pro Rata Share. “Tenant’s Pro Rata Share” shall mean the percentage set forth in the Summary of Basic Lease Terms as Tenant’s Pro Rata Share, which is the percentage derived by dividing the approximate rentable floor area of the Demised Premises, as set forth in the Summary of Basic Lease

Terms, by the approximate rentable floor area within the Building, as set forth in the Summary of Basic Lease Terms. The percentage set forth in the Summary of Basic Lease Terms shall be conclusive and not subject to adjustment for remeasurement of the area of the Demised Premises or the Building. Landlord may modify Tenant’s Pro Rata Share from time to time based upon any increase or reduction in the rentable floor area of the Building or of the Demised Premises.

4.7 Monthly Deposits for Taxes, Insurance, and Common Facilities Charges. Tenant will pay to Landlord, monthly in advance, without notice, on each day that payment of Monthly Rental is due, amounts, as hereinafter specified, for payment of Tenant’s Pro Rata Share of Taxes and Assessments (defined in Section 5.1), Casualty Insurance (defined in Section 6.1), Liability Insurance, if applicable (defined in Section 6.2), Common Facilities Charges (defined in Section 7.2), and any other charges payable with respect to the Property hereunder as Additional Rent (collectively “Monthly Deposits”) and, if the Monthly Deposits are insufficient to pay Tenant’s Pro Rata Share of the actual cost of such items, to pay to Landlord, within twenty (20) days after written demand by Landlord, such amounts as are necessary to provide Landlord with sufficient funds to pay Tenant’s Pro Rata Share of the same. The Monthly Deposits shall each be equal to Tenant’s Pro Rata Share of 1/12 of the amounts, as reasonably estimated and re-estimated from time to time by Landlord (Tenant to receive written notice from time to time of each such estimate or re-estimate), of the annual Taxes and Assessments, annual Casualty Insurance premiums, annual Liability Insurance premiums, and annual Common Facilities Charges payable with respect to the Property. The initial Monthly Deposit shall be subject to adjustment as herein provided. To the extent the Monthly Deposits exceed Tenant’s Pro Rata Share of the actual cost of such items, the excess amount shall, at Landlord’s option, except as may be otherwise provided by law, either be paid to Tenant or credited against future Monthly Deposits or against Basic Rent, Additional Rent or other amounts payable by Tenant under this Lease. If Tenant so requests in writing within thirty (30) days after the date of Landlord’s annual reconciliation of Monthly Deposits, Landlord shall furnish Tenant with a copy of invoices or receipts for Taxes, Insurance, and Common Facilities Charges. The amounts of such taxes, insurance premiums and expenses payable by Tenant for the years in which the Lease Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment is due for such items, Landlord shall make payment of the same. Except for Landlord’s obligation to make payments, the making of Monthly Deposits by Tenant shall not limit or alter Tenant’s obligation to pay taxes and assessments and to maintain insurance as elsewhere provided in this Lease.

4.8 Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord, the amount specified as a security deposit in the Summary of Basic Lease Terms (“Security Deposit”). The Security Deposit shall be retained by Landlord and may be applied by Landlord, to the extent necessary, to pay and cover any loss, cost, damage or expense, including attorneys’ fees, sustained by Landlord by reason of the failure of Tenant to comply with any provisions, covenant or agreement of Tenant contained in this Lease. To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit, without any interest thereon, shall be returned to Tenant within sixty (60) days after expiration of the Lease Term or as may be otherwise provided by law; provided, however, that Landlord may also deduct any amount from the Security Deposit Landlord estimates may be required to cover any shortfall in Additional Rent deposits made by Tenant in the final year of the Lease until such time as Landlord has completed its annual Additional Rent reconciliation for such year in which event any excess will be returned to Tenant. The Security Deposit shall not be considered as an advance payment of rent or as a measure of the loss, cost, damage or expense that is or may be sustained by Landlord. In the event all or any portion of the Security Deposit is applied by Landlord to pay any such loss, cost, damage or expense, Tenant shall, from time to time, promptly upon written demand, deposit with Landlord such amounts as may be necessary to replenish the Security Deposit to its original amount.

4.9 General Provisions as to Monthly Deposits and Security Deposit. Landlord shall not be required to hold the Security Deposit in an escrow or trust deposit account, and Landlord may commingle the Monthly Deposits with Landlord’s own funds. Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits and Security Deposit. In the event of a transfer by Landlord of Landlord’s interest in the Demised Premises, Landlord or the property manager of Landlord will deliver the Monthly Deposits and Security Deposit to the transferee of Landlord’s interest and Landlord and such property manager shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits and Security Deposit. In the event of a transfer by Tenant of Tenant’s interest in the Demised Premises, Landlord shall be entitled to return the Monthly Deposits and Security Deposit to Tenant’s successor in interest and Landlord shall thereupon be discharged from any further liability with respect to the Monthly Deposits and Security Deposit.

4.10 Rent Regulations. If the Basic Rent, Additional Rent, or any other amounts to be paid by Tenant to Landlord hereunder is or becomes at any time subject to regulation by law such that they exceed the maximum rental or other amounts permitted by such laws, then the rent or other amounts to be so paid shall be the maximum rental or other amounts permitted by said laws.

ARTICLE 5

TAXES AND ASSESSMENTS

5.1 Covenant to Pay Taxes and Assessments. Tenant covenants and agrees to pay, as Additional Rent, Tenant’s Pro Rata Share of Taxes and Assessments, as hereinafter defined, which accrue during or are attributable to the Lease Term. “Taxes and Assessments” shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, or every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof, or upon any building, improvements or personal property at any time situated thereon.

5.2 Proration at Commencement and Expiration of Term. Taxes and Assessments shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the date of commencement of the Lease Term and the date of expiration of the Lease Term, except as herein provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes and Assessments relating to any improvements, fixtures, equipment or personal property that Tenant is required to remove or in fact removes as of the expiration of the Lease Term. Proration of Taxes and Assessments shall be made on the basis of actual Taxes and Assessments. Tenant’s Pro Rata Share of Taxes and Assessments for the years in which the Lease Term commences and expires shall be paid and deposited with Landlord through Monthly Deposits as hereinabove provided, but, in the event actual Taxes and Assessments for either year are greater or less than as estimated for purposes of Monthly Deposits, appropriate adjustment and payment shall be made between the parties, at the time the actual Taxes and are known, as may be necessary to accomplish proration, as hereinafter provided, and such obligation shall survive the termination or expiration of this Lease.

5.3 Special Assessments. If any Taxes or Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments payable for periods during the Lease Term with proration, as above provided, of any installment payable prior to or after expiration of the Lease Term.

5.4 New or Additional Taxes. Tenant’s obligation to pay Tenant’s Pro Rata Share of Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but that may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of or the rents received from the Property, other than income taxes or estate taxes of Landlord. For the purposes of computing Tenant’s liability for such new type of tax or assessment, the Property shall be deemed the only Property of Landlord.

5.5 Landlord’s Sole Right to Contest Taxes. Landlord shall have the sole right to contest any Taxes or Assessments. Landlord shall pay to or credit Tenant with Tenant’s Pro Rata Share of any abatement, reduction or recovery of any Taxes and Assessments attributable to the Lease Term less Tenant’s Pro Rata Share of all costs and expenses incurred by Landlord, including attorneys’ fees, in connection with such abatement, reduction or recovery.

ARTICLE 6

INSURANCE

6.1 Casualty Insurance. Landlord covenants and agrees to obtain and keep in full force and effect during the Lease Term, Casualty Insurance as hereinafter defined. “Casualty Insurance” shall mean property insurance including “all risk” coverage with respect to the Property, in an amount equal to the full replacement cost thereof, with coinsurance clauses of no less than ninety percent (90%), and with coverage, by endorsement or otherwise, for all risks, vandalism and malicious mischief, sprinkler leakage, boilers, and rental loss and with a deductible in reasonable amount for each occurrence as Landlord may determine from time to time. Casualty Insurance obtained by Landlord shall name Tenant as an insured party and may, at Landlord’s option, name any mortgagee or holder of a deed of trust as an insured party as its interest may appear. Tenant covenants and agrees to pay, as Additional Rent, its Pro Rata Share of the cost of Casualty Insurance obtained by Landlord, and to pay, as Additional Rent, its Pro Rata Share of the cost of any deductible under such Casualty Insurance as provided by Section 10.5. Tenant shall be responsible for obtaining, at Tenant’s option, cost and expense, insurance coverage for personal property and leasehold improvements of Tenant and for business interruption of Tenant.

6.2 Liability Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, and to pay the premiums and costs of, Liability Insurance as herein defined. “Liability Insurance” shall mean comprehensive or commercial general liability insurance covering public liability for claims for bodily injury, personal injury, and property damage with respect to the use and operation of the Demised Premises and the Common Facilities, with limits of not less than two million dollars ($2,000,000.00) combined single limit of liability, with endorsements for assumed contractual liability with respect to the liabilities assumed by Tenant under Sections 8.24 and 9.2 of this Lease, and with no deductible, retention or self-insurance provision contained therein, unless otherwise approved in writing by Landlord. The coverage limits may be satisfied by a comprehensive or commercial general liability policy with limits of not less than one million dollars ($1,000,000.00) combined with a liability excess policy with limits of not less than two million dollars ($2,000,000.00). Landlord may, at its sole cost, also obtain and keep in full force and effect during the Lease Term liability insurance covering public liability with respect to the ownership, use and operation of the Property.

6.3 Other Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, and to pay the premiums and costs of, any other types of insurance relating to the Property or Tenant’s occupancy, use, and operation of the Demised Premises that any mortgagee or holder of a deed of trust on the Property may hereafter reasonably require. Tenant shall cause such other insurance to be in effect within thirty (30) days after receipt of written notice from Landlord. Landlord may obtain insurance coverage for lost rental income, the cost of which shall be paid by Tenant as Additional Rent.

6.4 General Provisions Respecting Insurance. Except as otherwise approved in writing by Landlord, all insurance obtained by Tenant shall be on forms and with insurers selected or approved by Landlord, which approval shall not be unreasonably withheld; and shall name Landlord, and, upon written request by Landlord providing all requisite information, Landlord’s manager(s) and agent(s), and the holder of any mortgage or deed of trust encumbering the Property, their interests may appear as insured, or additional insured, parties. All insurance obtained by either party as provided herein shall contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such mortgage or deed of trust and by the respective insurers by endorsement; shall provide coverage on an occurrence basis; and shall provide, by certificate of insurance or otherwise, that the insurance coverage shall not be canceled or altered except upon thirty (30) days’ prior written notice to the other party and the holder of any such mortgage or deed of trust on the Demised Premises. Certificates of insurance obtained by Tenant shall be delivered to Landlord who may deposit the same with the holder of any such first mortgage or deed of trust. Upon written request, each party agrees to provide the other with copies of all policies of insurance obtained by such party hereunder.

6.5 Cooperation in the Event of Loss. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds that may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.

ARTICLE 7

UTILITY, OPERATING, MAINTENANCE AND REPAIR EXPENSES

7.1 Utility Charges. Tenant covenants and agrees to contract for in Tenant’s own name and to pay directly to the utility providers, all charges for water, sewage, disposal, storm drainage fees, gas, electricity, light, heat, power, telephone or other utility services used, rendered or supplied to or for the Demised Premises. If any such utility charges are not separately metered or billable to the Demised Premises, then (i) Landlord shall have the right to apportion utility charges based upon Landlord’s reasonable estimation of relative use of such utilities, and (ii) Tenant shall the right to cause such utilities to be separately metered at Tenant’s sole expense. In the event, from time to time, that Tenant shall fail to make payments to utility providers, as required above when due and payable, Landlord shall have the right at its option, to pay any and all amounts owing, and Tenant shall immediately reimburse Landlord for same upon written notice of such payment by Landlord, such reimbursement obligation to constitute Additional Rent. Tenant shall pay to Landlord the apportioned amount of such utilities as Additional Rent. In the event of an interruption of utilities or services necessary to Tenant’s use of the Demised Premises or its ability to carry out its Permitted Use, but only if such interruption is not caused by Tenant, Landlord will cooperate and exercise commercially reasonable efforts to assist Tenant with regaining service.

7.2 Common Facilities Charges. Tenant covenants and agrees to pay, as Additional Rent, Tenant’s Pro Rata Share of those costs and expenses that are incurred by Landlord during the term of operating, repairing, maintaining and upkeep of the Common Facilities including, without limitation, upkeep and replanting of grass, trees, shrubs and landscaping; removal of dirt, debris, obstructions and litter from Parking Areas, landscaped areas, sidewalks and driveways; repairs, resurfacing, resealing, restriping, sweeping and snow removal from the Parking Areas, sidewalks and driveways; sprinkler systems; building signs; stairways; heating, ventilation and air conditioning systems; utilities for the Common Facilities; fire protection systems and sprinkler systems; exterior painting; roof membranes, including penetrations of the membranes; water and sewage disposal systems; storm drainage systems; supplies, personnel, and the cost of any rental of equipment in implementing such services; charges for professional management of the Property and Common Facilities; the wages, salaries, benefits and payroll taxes paid by Landlord with respect to its non-supervisory employees (to the extent reasonably allocable to providing such services with respect to the Common Facilities); all alterations, additions, improvements and other changes made to the Improvements in order to conform to changes subsequent to the date of this Lease in any laws, ordinances, rules, regulations or orders of any applicable governmental authority, subject to amortization of such costs at a market rate of interest over the useful life thereof, as determined by Landlord’s accountants; and personal property taxes, licenses and permits (to the extent reasonably allocable to providing such services to the Common Facilities). Landlord may cause any or all of such services to be provided by employees of Landlord or by independent contractor(s) and subcontractor(s). Tenant shall pay to Landlord, monthly in advance, without notice, on each day that payment of Monthly Rental is due, the estimated monthly charge for the Common Facilities, as determined and redetermined from time to time by Landlord in accordance with Section 4.7 above. Notwithstanding anything to the contrary set forth in this Section 7.2, Tenant shall not be required to pay, as Additional Rent or otherwise (and Landlord shall bear) all costs and expenses incurred by Landlord in connection with maintaining, replacing or improving the Property (or any portion thereof) to the extent such costs and expenses (i) are for improvements or replacements having a useful life of five (5) years or more, as determined by Landlord’s accountants (excepting those incurred in connection with roof membranes or alterations, additions, improvements and other changes made to the Improvements in order to conform to changes subsequent to the date of this Lease in any laws, ordinances, rules, regulations or orders of any applicable governmental authority, as provided above), (ii) constitute legal, accounting, consulting or other professional fees or leasing fees, (iii) were incurred in connection with improvements made for the benefit of occupants of other buildings or properties, or to prepare space for occupancy by a purchaser or a new tenant, (iv) are reimbursed by third parties or (v) result from the gross negligence or willful misconduct of Landlord or its agents, contractors, invitees or employees.

7.3 Tenant’s Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain, repair, replace (at Tenant’s reasonable option) and keep the Demised Premises and all non-structural improvements, fixtures and personal property (excluding Tenant’s Equipment) thereon (including, for purposes of this paragraph and without limitation, the heating, ventilation and air conditioning systems, fire protection systems and sprinkler systems, Tenant’s Equipment, the electrical, lighting and communications conduits, wires, switches and other electrical fixtures and the plumbing pipes, valves, meters and other plumbing fixtures for water and sewer) in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction, ordinary wear and tear, casualty and condemnation excepted. Tenant will perform or contract for and promptly pay for trash and garbage disposal, janitorial and cleaning services, security services, interior painting, interior window washing, replacement of damaged or broken glass and other breakable materials, replacement of interior light bulbs and light fixtures in or serving the Demised Premises. All costs of maintenance and repairs to be performed by Tenant in accordance herewith, but incurred instead by Landlord, shall be considered Additional Rent hereunder. All maintenance and repairs to be performed by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Demised Premises or the Property. Tenant shall maintain the heating, ventilation and air conditioning equipment located in or about the Building by a contractor reasonably acceptable to Landlord.

7.4 Landlord’s Maintenance Obligation. Landlord shall be responsible for and shall bear the costs and expenses of replacement of, or extraordinary maintenance and repairs to, structural aspects of the roofs, foundations, exterior walls, and other structural elements of the Building and keep such structural elements in good and safe condition, order and repair. Landlord shall also maintain and repair the Common Facilities and provide routine maintenance of the structural elements, and Tenant shall pay its Pro Rata Share of all costs and expenses with respect thereto pursuant to Section 7.2 above.

ARTICLE 8

OTHER COVENANTS OF TENANT

8.1 Limitation on Use by Tenant. Tenant covenants and agrees to use the Demised Premises only for the use or uses set forth as Permitted Uses by Tenant in the Summary of Basic Lease Terms and for no other purposes, except with the prior written consent of Landlord. Landlord has made no investigation of and makes no representations or warranties whatsoever regarding the permissibility of Tenant’s Permitted Uses under applicable zoning or land use laws, rules, regulations or approvals.

8.2 Compliance with Laws. Tenant covenants and agrees that at all times during the Lease Term, Tenant’s use of the Demised Premises shall be in compliance with all zoning, land use, and other applicable laws, rules, and regulations with respect thereto, and that nothing shall be done or kept on the Demised Premises in violation of applicable law, ordinance, order, rule or regulation of any governmental authority having jurisdiction, and that the Demised Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation and with the certificate of occupancy issued for the Building and/or the Demised Premises; provided, however, that nothing in this Section 8.2 is intended, or shall be construed, to require Tenant to make or to pay for alterations, improvements or replacements to or of the Property (or any portion thereof) except those that may be required as a result of Tenant’s or Baxter’s use or alteration of the Demised Premises or Tenant’s business operations.

8.3 Compliance with Insurance Requirements. Tenant covenants and agrees that should anything be done or kept at the Demised Premises on the part of Tenant or Tenant’s employees, agents, invitees or contractors that increases the cost of insurance maintained with respect to the Demised Premises or the Property, then Tenant shall bear the full economic effect of such increase in premiums.

8.4 No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Property that would impair the value of the Demised Premises or the Property, or that would constitute excessive wear and tear or waste.

8.5 No Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises that might impair the structural soundness of the Building, Improvements, or Parking Area, that might result in an overload of electrical lines serving the Building or cause excessive tripping of circuit breakers, that might interfere with any telephone lines or equipment or any other electric or electronic equipment in the Building or on any adjacent or nearby property, that might place excessive demands on or exceed the capacity of the water lines or sewer lines servicing the Building, or that might in any other way overload any portion of the Property or Improvements or any equipment or facilities servicing the same. In the event of violations hereof, Tenant covenants and agrees to immediately remedy the violation at Tenant’s expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.6 No Nuisance, Noxious or Offensive Activity. Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Demised Premises or the Property nor shall anything be done or kept on the Demised Premises or the Property that may be or become a public or private nuisance or that is likely to cause disturbance or annoyance to others on adjacent or nearby property.

8.7 No Annoying Lights, Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Demised Premises that is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Demised Premises that is unreasonably loud or annoying; and no odor shall be emitted from the Demised Premises that is or might be noxious or offensive to others in the Building or on adjacent or nearby property.

8.8 No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Demised Premises or the Property that is visible from any adjacent or nearby property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Demised Premises; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Demised Premises or the Property except as may be enclosed within the Demised Premises; all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Demised Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Demised Premises or the Property without the prior written consent of Landlord.

8.9 No Animals. Tenant covenants and agrees that no animals shall be permitted or kept on the Demised Premises or the Property; provided, however, that nothing herein shall be construed as prohibiting qualified service animals that may not be legally excluded from the Demised Premises or Property pursuant to the Americans with Disabilities Act or any similar law, rule or regulation applicable to the Property.

8.10 Restriction on Signs and Exterior Lighting. Tenant covenants and agrees that no signs or advertising devices of any nature shall be erected or maintained by Tenant on the Demised Premises or the Property and no exterior lighting shall be permitted on the Demised Premises or the Property except as approved in writing by Landlord, which approval will not be unreasonably withheld, conditioned or delayed.

8.11 No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenant, condition or restriction affecting the Demised Premises or the Property.

8.12 Restriction on Changes and Alterations. Tenant covenants and agrees not to improve, change, alter, add to, remove or demolish any improvements on the Demised Premises, (“Changes”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and unless Tenant complies with all reasonable conditions that may be imposed by Landlord in connection with such consent; and unless Tenant pays to Landlord the reasonable costs and expenses of Landlord for architectural, engineering, legal or other consulting that may be reasonably incurred by Landlord in determining whether to approve any such Changes. Landlord’s consent to any Changes and the conditions imposed in connection therewith shall be subject to all requirements and restrictions of any holder of a mortgage or deed of trust encumbering the Property. If such consent is given, no such changes shall be permitted unless Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; unless such Changes will not reduce the value of the Property, and will not affect or impair existing insurance on the Property; and unless Tenant, at Tenant’s sole cost and expense, shall maintain or cause to be maintained workmen’s compensation (to the extent required by applicable law) covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. Tenant covenants and agrees that any such Changes approved by Landlord shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction and that the costs and expenses with respect to such Changes shall be paid promptly when due and that the Changes shall be accomplished free of liens of mechanics and materialmen. Tenant covenants and agrees that all such Changes (except to the extent they constitute Tenant’s Equipment, whether or not affixed or attached to the real estate) shall become the property of Landlord at the expiration of the Lease Term if and to the extent that Landlord relieves Tenant from its Restoration Obligations at the expiration or termination of this Lease.

8.13 No Mechanic’s Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanic’s, materialmen’s or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Demised Premises by, through or under Tenant. At least fifteen (15) days prior to any Changes, Tenant shall provide written notice to Landlord of the date of commencement of any Changes. Prior to the commencement of any Changes, Tenant shall post in conspicuous locations and maintain on the Demised Premises and Building Notices of Owner’s Non-Liability in the form attached hereto as Exhibit C or in such other form as Landlord may from time to time reasonably require in writing. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interest and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien, including, without limitation, bonding, escrow or endorsement of the title insurance policy of Landlord and any holder of a mortgage or deed of trust encumbering the Property. If Tenant so contests, then on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interest and costs, if any, and will cause the lien to be released and any judgment satisfied.

8.14 No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant’s interest in the Demised Premises and not to encumber the Demised Premises or Landlord’s or Tenant’s interest therein, without the prior written consent of Landlord, and to keep the Demised Premises free from all liens and encumbrances except liens and encumbrances existing upon the date of commencement of the Lease Term or liens and encumbrances created by Landlord or otherwise outside the control of Tenant.

8.15 Subordination to Landlord Mortgages. Tenant covenants and agrees that this Lease and Tenant’s interest in the Demised Premises shall be junior and subordinate to any mortgage or deed of trust now or hereafter encumbering the Property. In the event of a foreclosure of any such mortgage or deed of trust, Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such mortgage or deed of trust, which is self-executing, but Tenant covenants and agrees, upon request to Landlord, to execute such documents as may be reasonably necessary or appropriate to confirm and establish this Lease as subordinate to any such mortgage or deed of trust in accordance with the foregoing provisions, including, without limitation, the form of Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit D. Alternatively, Tenant covenants and agrees that, at the option of any mortgagee or beneficiary under a deed of trust, Tenant shall execute documents as may be reasonably necessary to establish this Lease and Tenant’s interest in the Demised Premises as superior to any such mortgage or deed of trust. If Tenant fails to execute any documents required to be executed by Tenant under the provisions hereof, Tenant hereby makes, constitutes and irrevocably appoints Landlord as Tenant’s attorney in fact and in Tenant’s name, place and stead to execute any such document. In the event Tenant requests any changes or revisions to any such document or agreement, Tenant shall pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with the negotiation, drafting, and revision thereof, including attorneys’ fees.

8.16 Assignment or Subletting. Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. A Transfer by Tenant shall include an assignment of this Lease, a sublease of all or any part of the Demised Premises or any assignment, sublease, license, franchise, transfer, mortgage, pledge or encumbrance of all or any part of Tenant’s interest under this Lease or in the Demised Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Demised Premises by anyone other than Tenant. Any such Transfer by Tenant without Landlord’s written consent shall be void and shall constitute a default under this Lease. In the event Landlord consents to any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord’s prior written consent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to a Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant. In giving or withholding its consent to a proposed Transfer by Tenant, Landlord shall be entitled to consider any reasonable factor, including but not limited to the following: (a) financial strength and credit history of the proposed subtenant/assignee; (b) business reputation of the proposed subtenant/assignee; (c) proposed use of the Demised Premises by the proposed subtenant/assignee; (d) managerial and operational skills of the proposed subtenant/assignee; and (e) compatibility of the proposed subtenant with other tenants of the Building. Notwithstanding the foregoing, Tenant may assign this Lease or sublet any or all of its leasehold interest in the Demised Premises to an affiliate, subsidiary, or parent corporation of Tenant; (ii) resulting entity from a merger or consolidation involving Tenant; or (iii) an entity purchasing all or substantially all of the assets of Tenant, in each case without Landlord’s consent, provided that Tenant gives written notice to Landlord with a copy of the assignment or sublease and the assignee or sublessee agrees in writing with Landlord to be bound by the terms and conditions of the Lease; provided further that no such notice or consent shall be required in connection with the transfer of any voting stock or interests of Tenant. Despite any assignment or sublease, Tenant will not be relieved of its obligations under this Lease, and Tenant remains liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no assignment or sublease by Tenant had been made.

Tenant covenants and agrees that in the event Landlord consents to a sublease by Tenant, Tenant and Tenant’s Subtenant shall enter into the form of Sublease, Assumption and Consent Agreement attached hereto as Exhibit E, and in the event Landlord consents to an assignment, Tenant and Tenant’s assignee shall enter into the form of Assignment, Assumption, and Consent Agreement attached hereto as Exhibit F, or the standard form of agreement in each case then being used by Landlord for subleases and assignments. In the event Tenant or Tenant’s transferee requests any changes or revisions to any such agreement, Tenant shall pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with any request by Tenant for consent to a Transfer, including attorneys’ fees.

8.17 Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord, within fifteen (15) days after Landlord’s written request, copies of Tenant’s most recent year end financial statements, and agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year of Tenant.

8.18 Payment of Other Taxes. Tenant covenants and agrees to pay promptly when due all personal property taxes on personal property of Tenant on the Demised Premises and all state and local sales taxes and use taxes, the nonpayment of which might give rise to a lien on the Demised Premises or Tenant’s interest therein to the extent applicable to the Demised Premises, and to furnish, if requested by Landlord, evidence of such payments.

8.19 Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord’s written request, a written Estoppel Certificate certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent has been paid, stating the amount of the Security Deposit held by Landlord; stating the amount of the Monthly Deposits held by Landlord for the then tax and insurance year; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default); and stating such other matters concerning this Lease as Landlord may reasonably request, including but not limited to, the form of Estoppel Certificate attached hereto as Exhibit G. Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within ten (10) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representation by Landlord with respect to Basic Rent, the Security Deposit and Monthly Deposits are true. In the event Tenant requests any changes or revisions to any such Estoppel Certificate other than to correct inaccuracies, Tenant shall pay to Landlord, within ten (10) days after demand by Landlord, the reasonable costs and expenses of Landlord in connection the negotiation, drafting and revision of such Estoppel Certificate, including attorneys’ fees.

8.20 Landlord Right to Inspect and Show Premises and to Install “For Sale” Signs. Tenant covenants and agrees that Landlord and the authorized representatives of Landlord shall have the right to enter the Demised Premises at any reasonable time for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant that Tenant has failed to perform hereunder or for the purposes of showing the Demised Premises to any existing or prospective mortgagee, purchaser or, during the last nine (9) months of the Lease Term, lessee of the Property or the Demised Premises. Except in the case of emergency, Landlord will notify Tenant a reasonable time prior to entering the Demised Premises. Tenant covenants and agrees that Landlord may at any time place on the Property or the Demised Premises a sign advertising the Property or the Demised Premises for sale or, within the last nine (9) months of the Term, for lease.

8.21 Landlord Right to Renovate, Expand or Modify Building. Tenant covenants and agrees that Landlord shall have the right to renovate, expand, reconstruct, or otherwise modify the Building and/or Common Facilities at any time, in Landlord’s sole discretion; provided, however, that no such renovation, expansion, reconstruction, or other modification shall permanently or materially interfere with Tenant’s right to the quiet use and enjoyment of the Demised Premises. Landlord will give Tenant prior written notice describing any work planned under the terms of this provision and the methods planned for performing such work. Tenant may require Landlord to modify its methods in reasonable manner to minimize any impact on Tenant’s operations.

8.22 Landlord Title to Fixtures, Improvements and Equipment. Subject to Tenant’s Restoration Obligations and excluding Tenant’s Equipment, Tenant covenants and agrees that all fixtures and improvements on the Demised Premises and all equipment and personal property relating to the use and operation of the Demised Premises (as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Demised Premises, and whether now or hereafter located upon the Demised Premises, shall be and remain the property of Landlord upon expiration of the Lease Term.

8.23 Removal of Tenant’s Equipment. In addition to Tenant’s Restoration Obligations, Tenant covenants and agrees to remove, at or prior to the expiration of the Lease Term, all of Tenant’s Equipment, as herein defined. If such removal shall injure or damage the Demised Premises Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and to place the Demised Premises in the same condition as the Demised Premises would have been if such Tenant’s Equipment had not been installed. If Tenant fails to remove any Tenant’s Equipment by the Expiration of the Lease Term, Landlord may, at its option, keep and retain any such Tenant’s Equipment or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant any costs or expenses of Landlord in removing the same and in restoring the Demised Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant releases and discharges Landlord from any and all claims and liabilities of any kind arising out of Landlord’s disposition of Tenant’s Equipment pursuant to this Section 8.23.

8.24 Tenant Indemnification of Landlord. Tenant covenants and agrees to protect, indemnify, defend, and hold Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys’ fees, imposed upon, incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of any person or loss of or damage to any property occurring on the Demised Premises or Common Facilities; (b) any act or omission of Tenant or of Tenant’s officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use that may be made by Tenant of, or condition created by Tenant or Baxter upon, the Demised Premises or Common Facilities; (d) any improvements, fixtures or equipment upon the Demised Premises or Common Facilities installed by Tenant or by Baxter; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any applicable law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant or Tenant’s officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (g) any repairs, maintenance or Changes to the Demised Premises made or caused to be made by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant’s sole cost and expense, pay all costs and expenses to defend Landlord in any such action, suit or proceeding with counsel of Landlord’s choosing. Tenant’s obligations under this Section 8.24 will not apply to any liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys’ fees, imposed upon, incurred by or asserted against Landlord to the extent caused or contributed by the gross negligence or willful misconduct of Landlord or its officers, agents, contractors, guests, invitees or employees.

8.25 Liability of Landlord. Landlord shall be liable to Tenant for Landlord’s gross negligence and willful misconduct. Tenant waives and releases any claims Tenant may have against Landlord or Landlord’s officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant’s officers, agents, employees, guests, invitees, or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than gross negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Lease, Landlord, its beneficiaries, successors and assigns, shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

8.26 Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord’s interest as Landlord under this Lease, Landlord’s successor or assignee shall take subject to and be bound by this Lease and, in such event, Tenant covenants and agrees that Landlord shall be released from all obligations of Landlord under this Lease, except obligations that arose and matured prior to such transfer by Landlord; that Tenant shall thereafter look solely to Landlord’s successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord’s successor or assign, Tenant shall attorn to such successor or assign.

8.27 Rules and Regulations. Upon and after receipt of written notice thereof to Tenant, Tenant shall observe and comply with rules and regulations that may be promulgated and amended from time to time by Landlord, provided that such rules and regulations are reasonable and do not materially interfere with Tenant’s ability to carry out the Permitted Use at the Demised Premises. Landlord shall not be responsible to Tenant for the failure of any other tenant of the Building to observe or comply with any of the rules or regulations, but Landlord shall make reasonable efforts to enforce the rules and regulations (if any) for the benefit of all tenants of the Building.

8.28 Monitoring Equipment. Should equipment for monitoring fire systems and/or security systems be deemed necessary by Tenant or be required for the Demised Premises by federal, state, or local governing agencies because of Tenant’s equipment, the nature of Tenant’s business, or Tenant’s modification of the Demised Premises, Tenant shall be responsible for installation of such monitoring system, for any required building permits, monthly monitoring fees, and any fines, penalties or other charges for false alarms. Should such monitoring systems be otherwise required by federal, state, or local governing agencies, or deemed by Landlord to be advisable for the operation of the Building, Landlord shall be responsible for installation of such monitoring systems, and all costs and expenses relating thereto shall be included as Common Facilities Charges.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1 Definitions.

9.1.1 Hazardous Material. Hazardous Material means any substance:

9.1.1.1 that is or becomes defined as a “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “pollutant” or “contaminant” under any applicable federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); or

9.1.1.2 that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Colorado or any political subdivision thereof; or

9.1.1.3 the presence of which on the Demised Premises causes or threatens to cause a nuisance upon the Demised Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Demised Premises; or

9.1.1.4 that contains gasoline, diesel fuel or other petroleum hydrocarbons; or

9.1.1.5 that contains polychlorinated bipheynols (PCBs), asbestos or urea formaldehyde foam insulation; or

9.1.1.6 radon gas.

9.1.2 Environmental Requirements. Environmental Requirements means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof having jurisdiction over the Demised Premises and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

9.1.3 Environmental Damages. Environmental Damages means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ and witnesses’ fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Demised Premises or migrating or threatening to migrate to or from the Demised Premises, or the existence of a violation of Environmental Requirements pertaining to the Demised Premises.

9.2 Tenant’s Obligation to Indemnify, Defend and Hold Harmless. Tenant, its successors, assigns and guarantors, agree to indemnify, defend, reimburse and hold harmless the following persons from and against any and all Environmental Damages arising from activities of Tenant or its employees, agents, contractors, subcontractors, or guests, licensees, or invitees that (1) result in the release of Hazardous Materials upon, about or beneath the Demised Premises or migrating to or from the Demised Premises, or (2) result in the violation of any Environmental Requirements pertaining to the Demised Premises and the activities thereon:

9.2.1 Landlord;

9.2.2 any other person who acquires an interest in the Demised Premises in any manner, including but not limited to purchase at a foreclosure sale or otherwise; and

9.2.3 the directors, officers, shareholders, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees, heirs, devisees, successors, assigns, guests and invitees of such persons.

This obligation shall include, but not be limited to, the burden and expense of investigating and defending all claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), including attorneys’ fees and expert witness and consulting fees, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons, and all such expenses incurred in enforcing the obligation to indemnify. Tenant, at its sole expense, may employ additional counsel of its choice to associate with counsel representing the indemnified parties.

9.3 Tenant’s Obligation to Remediate. Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this agreement, Tenant shall, upon demand of Landlord, and at its sole cost and expense, promptly take all actions to remediate the Demised Premises, Building, and Land that are reasonably necessary to mitigate Environmental Damages or to allow full economic use of the Building and Land, or are required by Environmental Requirements, which remediation is necessitated by the 1) release of a Hazardous Material upon, about or beneath the Demised Premises or 2) a violation of Environmental Requirements, either of which is caused by the actions of Tenant, its employees, agents, contractors, subcontractors, guests, invitees or licensees. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities, and copies of any correspondence with any governmental entity related to such activities.

9.4 Notification. If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of Tenant for Environmental Damages in connection with the Demised Premises or past or present activities of any person thereon, or that any representation set forth in this agreement is not or is no longer accurate, then Tenant shall deliver to Landlord, within ten days of the receipt of such notice or communication by Landlord, a written description of said violation, liability, correcting information, or actual or threatened event or condition, together with copies of any such notice or communication. Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification or communication.

9.5 Negative Covenants.

9.5.1 No Hazardous Material on Demised Premises. Except in strict compliance with all Environmental Requirements, Tenant shall not cause, permit or suffer any Hazardous Material to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Demised Premises by Tenant, its agents, employees, contractors, subcontractors, guests, licensees or invitees, or any other person. Tenant shall deliver to Landlord copies of all documents that Tenant provides to any governmental body in connection with compliance with Environmental Requirements with respect to the Demised Premises, such delivery to be contemporaneous with provision of the documents to the governmental agency.

9.5.2 No Violations of Environmental Requirements. Tenant shall not cause, permit or suffer the existence or the commission by Tenant, its agents, employees, contractors, subcontractors or guests, licensees or invitees, or by any other person (excepting Landlord, its employees, agents, or contractors) of a violation of any Environmental Requirements upon, about or beneath the Demised Premises or any portion of the Building or Land.

9.6 Landlord’s Right to Inspect and to Audit Tenant’s Records. Landlord shall have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection of the Demised Premises and to inspect and audit Tenant’s records concerning Hazardous Materials at any reasonable time to determine whether Tenant is complying with the terms of the Lease, including but not limited to the compliance of the Demised Premises and the activities thereon with Environmental Requirements and the existence of Environmental Damages. Tenant hereby grants to Landlord the right to enter the Demised Premises and to perform, at Landlord’s cost, such tests on the Demised Premises as are reasonably necessary in the opinion of Landlord to assist in such audits and investigations. Landlord shall use reasonably diligent efforts to minimize interference with the business of Tenant by such tests inspections and audits, but Landlord shall not be liable for any interference caused thereby.

9.7 Landlord’s Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Requirements, then, thirty (30) days following written notice to Tenant of its failure and Tenant’s failure to cure within that period (except that such notice and cure opportunity is not necessary in an emergency situation), Landlord shall have the right, but not the duty, without limitation upon any of the rights of Landlord pursuant to this Lease, to enter the Demised Premises personally or through its agents, consultants or contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth in Section 9.2.

9.8 Survival of Environmental Obligations. The obligations of Landlord and Tenant as set forth in this Article 9 and all of its sections shall survive expiration and termination of this Lease. If Tenant has provided a certificate as required by Section 9.9 below which indicates no Environmental Damages or adverse environmental condition (excluding Hazardous Material migrating onto the Property from off-site or caused by Landlord, its agents, employees or contractors) not indicated by same as of the October 2005 investigation and certification, this Section 9.8 will expire two (2) years following the expiration or earlier termination of the Lease.

9.9 Environmental Certifications. Landlord and Tenant have been provided the certification of an environmental engineer, Altus Environmental Consulting, Inc., dated October 2005, that the Demised Premises and Property are safe for human occupancy as of the Commencement Date. Upon expiration or earlier termination of this Lease, Tenant, at its cost, shall have the tests and investigations indicated on Exhibit H performed and must provide to Landlord, a similar certification by a licensed environmental engineer, noting any qualifications to such certification. If Tenant does not timely perform such investigation and provide such certification, Landlord may, at Tenant’s cost, perform such investigation and obtain the opinion of a licensed environmental engineer regarding whether the Demised Premises and Property are safe for human occupancy, including the identification of any conditions which should be remedied to make it safe for human occupancy. If the investigation or certification indicates Environmental Damages or adverse environmental condition (excluding Hazardous Material migrating onto the Property from off-site or caused by Landlord, its agents, employees or contractors) not indicated by same as of the October 2005 investigation and certification, then Tenant shall promptly take any remedial actions necessary to remedy the Environmental Damages or environmental condition so identified.

ARTICLE 10

DAMAGE OR DESTRUCTION

10.1 Damage to Demised Premises. If any portion of the Demised Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord (“Tenant’s Notice of Damage”).

10.2 Options to Terminate if Damage to Demised Premises is Substantial. Upon receipt of Tenant’s Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Demised Premises. As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord’s estimate of the time necessary to repair or restore the Demised Premises (“Landlord’s Notice of Repair Time”). If Landlord reasonably estimates that repair or restoration of the Demised Premises cannot be completed within two hundred forty (240) days from the time of Landlord’s Notice of Repair Time, Landlord and Tenant shall each have the option to terminate this Lease. If, however, the damage or destruction was caused by the act or omission of Tenant or Tenant’s officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant and for any reason the casualty is not insured (except failure by Landlord to have policy in force), Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within two hundred forty (240) days from the time of Tenant’s Notice of Damage, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within ten (10) days after Landlord’s Notice of Repair Time. If either Landlord or Tenant exercises its option to terminate this Lease, the Lease Term shall expire thirty (30) days after the notice by either Landlord or Tenant exercising such party’s option to terminate this Lease. Following termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant’s Notice of Damage less the reasonable value of any use or occupation of the Demised Premises by Tenant subsequent to the time of Tenant’s Notice of Damage.

10.3 Damage to Building. If the Building shall be damaged or destroyed by fire or other casualty (whether or not the Demised Premises are affected) to the extent of fifty percent (50%) or more of the replacement value of the Building, and within thirty (30) days after the happening of such damage Landlord shall decide not to reconstruct or rebuild the Building, then upon written notice to Tenant within such thirty (30) days, this Lease shall terminate and Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent paid by Tenant for the period after such damage less the reasonable value of any use or occupation of the Demised Premises by Tenant during such period.

10.4 Obligations to Repair and Restore. If repair and restoration of the Demised Premises can be completed within the period specified in Section 10.2, in Landlord’s reasonable estimation, or if neither Landlord nor Tenant terminate this Lease as provided in Sections 10.2 or 10.3, this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Demised Premises to be repaired and restored with reasonable diligence and there shall be an abatement of Basic Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Demised Premises. Landlord may, at its option, require Tenant to arrange for and supervise the repair and restoration of the Demised Premises, in which case Landlord shall furnish Tenant with the insurance proceeds for such repair and restoration at the time or times such funds are needed, provided that such proceeds are sufficient to cover the costs of repair or restoration.

10.5 Application of Insurance Proceeds. The proceeds of any Casualty Insurance maintained on the Demised Premises, other than casualty insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Demised Premises to be repaired and restored and further subject to any rights of a holder of a mortgage or deed of trust encumbering the Property to such proceeds. Landlord’s obligation to repair and restore the Demised Premises provided in this Article 10 is limited to the repair and restoration that can be accomplished with the proceeds of any Casualty Insurance maintained or to be maintained on the Demised Premises; provided, that, if Landlord fails to repair and restore the Improvements, including the Demised Premises, for any reason, including the foregoing limitation, then Tenant shall have the right to terminate this lease upon written notice to Landlord, in which case Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination less the reasonable value of any use or occupation of the Demised Premises by Tenant subsequent to the date of casualty. Landlord will be responsible for any deductible on the Building casualty insurance maintained by Landlord; provided, however, that if the casualty results from an act or omission of Tenant, or Tenant’s officers, employees, agents, guests, or invitees or of anyone claiming by, through or under Tenant, then Tenant shall pay such deductible. The amount of any such insurance proceeds is subject to any right of a holder of a mortgage or deed of trust encumbering the Property to apply such proceeds to its secured debt.

ARTICLE 11

CONDEMNATION

11.1 Taking — Substantial Taking — Insubstantial Taking. A “Taking” shall mean the taking of all or any portion of the Demised Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Demised Premises under the threat of condemnation. A “Substantial Taking” shall mean a Taking of twenty five percent (25%) or more of the area (in square feet) of either the Demised Premises or the Building. An “Insubstantial Taking” shall mean a Taking that does not constitute a Substantial Taking.

11.2 Termination on Substantial Taking. If there is a Substantial Taking with respect to the Demised Premises or the Building, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

11.3 Restoration on Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Demised Premises, less such Taking, to be restored as near as may be to the original condition thereof and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space so taken. Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Demised Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration at the time or times such funds are needed.

11.4 Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking (“Award”) shall be paid to and be the property of Landlord, including, without limitation, any part of the Award made as compensation for diminution of the value of the leasehold or the fee of the Demised Premises. Tenant hereby assigns to Landlord, all of Tenant’s right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Notwithstanding Landlord’s right to the entire Award, Tenant shall be entitled to any separate award, if any, for the loss of Tenant’s personal property, Tenant’s relocation expenses, or the loss of Tenant’s business and profits.

ARTICLE 12

DEFAULTS BY TENANT

The occurrence of any one or more of the following events shall constitute a “Default by Tenant” of this Lease:

12.1 Failure to Pay Rent or Other Amounts. A Default by Tenant shall exist if Tenant fails to pay Monthly Rental (or any portion thereof), Basic Rent, Additional Rent, Monthly Deposits, or any other amounts payable by Tenant under the terms of this Lease, within five (5) days after (i) such rental or amount is due or (ii) notice that payment is due by Landlord to Tenant, whichever is later.

12.2 Nonoccupancy of Demised Premises. A Default by Tenant shall exist if Tenant shall fail to occupy and use the Demised Premises within thirty (30) days after commencement of the Lease Term or shall leave the Demised Premises continuously unoccupied and shall vacate and abandon the Demised Premises without providing for ongoing maintenance, heating and other utility service to the Demised Premises while vacated.

12.3 Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Demised Premises shall be transferred to or pass to or devolve upon any other party without Landlord’s prior written consent; provided, however, that this Section 12.3 shall not apply to assignments or subleases for which prior written consent is not required pursuant to Section 8.16 above.

12.4 Execution and Attachment Against. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Demised Premises shall be taken upon execution or by other process of law directed against Tenant (other than by condemnation), or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof.

12.5 Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trustee-ship vacated within sixty (60) days after such institution or appointment.

12.6 Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Tenant (other than those referred to in Sections 12.1 through 12.5 above), and Tenant does not cure such breach or failure within thirty (30) days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 30-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply with such 30-day period or shall not diligently proceed therewith to completion with one hundred twenty (120) days following the occurrence of the breach or failure.

12.7 Reserved.

ARTICLE 13

LANDLORD’S REMEDIES

13.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, then or at anytime thereafter, to exercise any one or more of the following remedies:

13.1.1 Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may reasonably deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may reasonably deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant any opportunity to cure such Default by Tenant. Tenant covenants and agrees to pay to Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorneys’ fees, together with interest as hereinafter provided from the day of payment of any such reasonable advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceedings and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the Demised Premises that is reasonably necessary or desirable to protect its interest in the Demised Premises and under this Lease.

13.1.2 Termination of Lease and Damages. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Demised Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Basic Rent, Additional Rent and other sums that would have been owing by Tenant hereunder for the balance of the term, had this Lease not been terminated, less the net proceeds, if any, of reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all Landlord’s reasonable expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Basic Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum that, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Basic Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Demised Premises for the balance of the Lease Term, both discounted to present worth at the then applicable federal rate.

13.1.3 Repossession and Reletting. In the event of Default by Tenant, Landlord may reenter and take possession of the Demised Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both, without breach of the peace, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Demised Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which even the Lease will terminate as specified in said notice. After recovering possession of the Demised Premises, Landlord may, from time to time, but shall not be obligated to, relet the Demised Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its uncontrolled discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all costs and expenses, including brokers’ commissions and attorneys’ fees, that Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Demised Premises, Tenant shall continue to pay on the dates herein specified, the Basic Rent, Additional Rent and other amounts that would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Demised Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith will be made in determining the net amount recovered from such reletting.

13.1.4 Waiver of Landlord Liens. Landlord hereby waives any and all statutory and/or common law landlord lien which now exists or hereafter arises in connection with this Lease.

13.1.5 Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord’s election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

13.1.6 Recovery of Landlord Enforcement Costs. All reasonable costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

13.1.7 Administrative Late Charge. Other remedies for nonpayment of rent notwithstanding, if the Monthly Rental, Monthly Deposit or Additional Rent is not received by Landlord on or before the tenth day of the month for which such rental or deposit is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the last day of the month next following the month in which Tenant was invoiced, a one-time administrative late charge of five percent (5%) of such past due amount shall become immediately due and payable in addition to such amounts owed under this Lease to help defray the additional cost to Landlord for processing such late payments.

13.1.8 Interest on Past-Due Payments and Advances. Tenant covenants and agrees to pay to Landlord interest at the rate of fifteen percent (15%) per annum, compounded on a monthly basis, on the amount of any Basic Rent, Monthly Deposit, Additional Rent or other charges not paid when due, from the date due and payable, and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys’ fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord.

13.1.9 Landlord’s Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

13.2 Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

ARTICLE 14

SURRENDER AND HOLDING OVER

14.1 Surrender upon Lease. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Demised Premises to Landlord broom clean, with all lighting, doors, and electrical and mechanical systems (including, without limitation, all HVAC facilities) in good working order and condition, all walls in clean condition and holes or punctures in the walls repaired, and otherwise in the same condition as specified in Exhibit I attached hereto, casualty, condemnation and ordinary wear and tear excepted (such exceptions shall not limit Tenant’s obligation under Section 14.3.

14.2 Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a Tenant at sufferance, at a Monthly Rental (except as provided in the last sentence of this Section 14.2), payable in advance, equal to one hundred fifty percent (150%) of the Monthly Rental, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease, including without limitation the obligation to pay Additional Rent. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Demised Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Demised Premises and deliver possession to Landlord as herein provided. If Tenant has not delivered the certificate of substantial completion and certificate of occupancy for Tenant’s Restoration Obligations as required by Section 14.3 below on or before the expiration of the Lease Term, Tenant shall be deemed to be a Tenant at sufferance, at a monthly rental, payable in advance, equal to the Monthly Rental, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease, including without limitation the obligation to pay Additional Rent.

14.3 Restoration Obligations. Upon the expiration or earlier termination of this Lease, or upon the date specified in any written demand for possession by Landlord after any Default by Tenant which date may not be less than six (6) months from the date of such notice), Tenant shall have completed all work associated with the removal of Tenant’s Equipment, fixtures, systems, and tenant improvements, whether by Tenant or Baxter, and restoration and reconstruction of the Demised Premises to the conditions described in Exhibit I attached hereto (referred to herein as Tenant’s “Restoration Obligations”). All such work shall be completed in a good and workmanlike manner by Quinlan Construction or other general contractor reasonably acceptable to Landlord. Repairing damage from casualty, the repair of which is subject to Articel 10 hereof, is not part of the Restoration Obligations. Tenant is responsible for all permits, fees, and costs associated with the work and must deliver to Landlord: (i) a certificate of substantial completion signed by the general contractor performing the work, and (ii), if required by the City, a certificate of occupancy from the City of Boulder for the Demised Premises following substantial completion of the restoration work. Prior to the commencement of the Tenant’s Restoration Obligations described and defined by this Section 14.3 and Exhibit I, Tenant must give Landlord written notice that Tenant intends to commence such work. Landlord may, at its sole option, reduce or eliminate any of Tenant’s Restoration Obligations by written notice to Tenant within fifteen (15) days from Tenant’s notice to Landlord, or, if earlier, with any written demand by Landlord for possession; provided, however, Landlord may not alter Tenant’s Restoration Obligations in any manner that increases Tenant’s cost of performance or prevents Tenant from recovering Tenant’s Equipment. If Tenant has not delivered the certificate of substantial completion and certificate of occupancy by the applicable deadline set forth in this Section 14.3, then Tenant will be deemed in default of this Section 14.3.

ARTICLE 15

MISCELLANEOUS

15.1 No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant. Similarly, no failure by Tenant to insist upon the strict performance of any term, covenant or agreement contained in this Lease and no failure by Tenant to exercise any right or remedy under this Lease shall constitute a waiver of any such term, covenant or agreement or a waiver of any such right or remedy, or a waiver of any default by Landlord.

15.2 Survival of Provisions. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions hereof that require observance or performance by Landlord or Tenant subsequent to termination.

15.3 Covenants Independent. This Lease shall be construed as if the Covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

15.4 Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

15.5 Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided that Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any mortgage or deed of trust covering the Demised Premises, the Property or any portion thereof of whose address Tenant has been notified in writing, and shall afford such holder a reasonable opportunity to cure any default on Landlord’s behalf. In no event will Landlord be responsible for any incidental, consequential or special damages incurred by Tenant, including, but not limited to, loss of profits or interruption of business as a result of any default by Landlord hereunder. In no event will Tenant be responsible for any incidental, consequential or special damages incurred by Landlord, including, but not limited to, loss of profits or interruption of business as a result of any default by Tenant hereunder, except as may be specifically provided under the terms of this Lease

15.6 Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

15.7 Short Form Lease. This Lease shall not be recorded, but Tenant agrees, at the request of Landlord, to execute a short form lease for recording, containing the names of the parties, a description of the Demised Premises and the Lease Term prepared and recorded at Landlord’s cost.

15.8 Notices and Demands. All notices, demands or billings under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received: (i) when actually given and received; (ii) when actually given by confirmed facsimile transmission, (iii) the date of confirmed delivery when delivery is by delivery service; or (iv) or three (3) business days after mailing, if sent by registered or certified United States mail, postage prepaid, addressed to the party to receive the notice all at the address or facsimile number set forth for such party in the first paragraph of this Lease or at such other address as either party may notify the other of in writing. Any notice by Tenant to Landlord shall not be effective until a copy thereof shall have been received by or transmitted in the same manner to Landlord’s counsel at the address set forth in the Summary of Basic Lease Terms or such other address as Landlord may from time to time notify Tenant in writing.

15.9 Force Majeure. In the event that Landlord shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power or unavailability of utilities, riots, insurrection, war or other reason of like nature not the fault of Landlord, or not within its reasonable control, the performance of such acts shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (including extension of both the commencement and expiration dates of this Lease); provided, however, that if Tenant is not in any way responsible for the delay and does not have use or occupancy of the Demised Premises during the period of delay, the rent and other charges payable hereunder shall be abated for such period of delay. In the event that Tenant shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power or unavailability of utilities, riots, insurrection, war or other reason of like nature not the fault of Tenant, or not within its reasonable control, the performance of such acts shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (including extension of the expiration date of this Lease); provided, however, that if the delay results in extension of the Lease Term, Tenant will continue to pay the rent and other charges payable hereunder for such period of extension.

15.10 Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

15.11 Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

15.12 Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

15.13 Governing Law and Venue. This Lease shall be interpreted and enforced according to the laws of the State of Colorado. Any action or proceeding arising out of this Lease, its modification or termination, or the performance or breach of either party hereto, shall be brought exclusively in courts of the state and county in which the Property is located. The parties agree that such courts are a convenient forum and waive any right to alter or change venue, including removal.

15.14 Entire Agreement/Further Assurances. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties’ agreement with respect to the Demised Premises and Tenant’s occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein. The parties agree that if there should be any clerical or typographical errors in this Lease, the Summary of Basic Lease Terms, any exhibit or addendum hereto, the party requested to do so will use its reasonable, good faith efforts to execute such corrective instruments or do all things necessary or appropriate to correct such errors. Further, the parties agree that if it becomes necessary or desirable to execute further instruments or to make other assurances, the party requested to do so will use its reasonable, good faith efforts to provide such executed instruments or do all things reasonably necessary or appropriate to carry out this Lease.

15.15 No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid and binding unless in writing and executed by the party to be bound.

15.16 Real Estate Brokers. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent with respect to this Lease between Insumed and 2545 or the negotiation thereof other than the broker(s) listed as the Broker(s), if any, on the Summary of Basic Lease Terms.

15.17 Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

15.18 Authority of Tenant. Each individual executing this Lease on behalf of a party represents and warrants that he is duly authorized to deliver this Lease on behalf of that party and that this Lease is binding upon that party in accordance with its terms.

[Signature page follows]

*                *                *

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first above written.

LANDLORD:		TENANT:

2545 Central, LLC		Insmed Incorporated

By:	/s/ Richard L. Hedges	/s/ Ronald D. Gunn
	Richard L. Hedges	Name:	Ronald D. Gunn
	Vice President	Title:	EVP & COO
Authorized Agent for Landlord

STATE OF COLORADO COUNTY OF BOULDER	) )ss )

The foregoing instrument was acknowledged before me this 23rd day of December, 2005 by Richard L. Hedges, as Vice President and Authorized Agent of 2545 Central, LLC.

Witness my hand and official seal

My commission expires: 4/11/09

Kimberly S. King
Notary Public

STATE OF VIRGINIA	)
)ss
COUNTY OF “ILLEGIBLE”	)

The foregoing instrument was acknowledged before me this 22 day of December, 2005 by Ronald D. Gunn, as EVP & COO of Insmed Incorporated.

Witness my hand and official seal.

My commission expires: 7/31/08

“ILLEGIBLE”
Notary Public

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Flatiron Industrial Park, Filing 4, Lot 2

EXHIBIT B

LOCATION OF DEMISED PREMISES WITHIN BUILDING

Entire Building

EXHIBIT C

NOTICE OF NON-LIABILITY FOR MECHANICS’ LIENS

Pursuant to C.R.S. § 38-22-105, [Landlord], the owner of these premises, located at [Building address], Boulder, Colorado, hereby gives notice to all persons performing labor or furnishing skill, materials, machinery, or other fixtures in connection with any construction, alteration, removal, addition, repair or other improvement on or to these premises, that the owner shall not be liable therefor and the interests of said owner shall not be subject to any lien for the same.